Exhibit (h)(15)

EXCHANGE LISTED FUNDS TRUST

EXPENSE LIMITATION AGREEMENT

AGREEMENT effective as of May 10, 2022, by and between Exchange Listed Funds Trust (the “Trust”) and Exchange Traded Concepts, LLC (the “Adviser”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a “Fund” and, collectively, the “Funds”), as may be amended from time to time.

WHEREAS, the Trust is a Delaware statutory trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company;

WHEREAS, pursuant to an investment advisory agreement between the parties, the Adviser has been retained by the Trust to provide investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratios at the Maximum Annual Expense Limit (defined below) specified for such Fund in Schedule A hereto; and

WHEREAS, the Trust and the Adviser previously have entered into separate expense limitation agreements relating to certain Funds and have determined to consolidate those agreements into this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1.             Expense Limitation.

1.1.         Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest expense, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund’s business, and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act) (“Fund Expenses”), exceed the Maximum Annual Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. Only the Funds identified in Schedule A include acquired fund fees and expenses within the Maximum Annual Expenses.

1.2.         Maximum Annual Expense Limit. The Maximum Annual Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

1.3.         Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Expenses for each Fund shall be annualized as of the last day of the month. If a Fund’s annualized Fund Expenses for any month exceed the Maximum Annual Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Expenses to an amount no higher than the Maximum Annual Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount; provided that, to the extent that such payment is considered income by the Fund or Funds requiring distribution to shareholders, in no event will the Adviser be responsible for reimbursing the Fund or Funds for such distributions.

1.4.         Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.             Recoupment of Fee Waivers and Expense Reimbursements.

2.1.         Applicability of Section 2. This Section 2 (Recoupment of Fee Waivers and Expense Reimbursements) will only apply to those Funds identified in Schedule A to this Agreement that are entitled to Recoupment.

2.2.         Recoupment. If (i) an investment advisory agreement between the parties is in effect and (ii) the aggregate Fund Expenses of a Fund for the fiscal year are less than the lower of the currently effective Maximum Annual Expense Limit or the Maximum Annual Expense Limit that was in effect at the time of the specific fee waiver and/or expense reimbursement, subject to approval or ratification by the Trust’s Board of Trustees as provided in Section 2.2 below, the Adviser may recoup from such Fund, in whole or in part as provided below, the investment advisory fees waived and expenses reimbursed by the Adviser pursuant to Section 1 hereof. The total amount of recoupment to which the Adviser may be entitled (“Recoupment Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived by the Adviser and all other expense reimbursements remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during the immediately preceding three (3) year period, less any recoupment previously paid by such Fund to the Adviser, pursuant to this Section 2, with respect to such waivers and reimbursements. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Recoupment Amount.

2.3.         Board Approval. With respect to any recoupment by the Adviser from a Fund pursuant to this Section 2, the Trust’s Board of Trustees shall either (i) determine in advance that the payment to the Adviser is in the best interests of such Fund and its shareholders or (ii) ratify such payment at the next regularly scheduled board meeting following the payment, provided that the amount recouped by the Adviser is held to be in the best interests of such Fund and its shareholders.

2.4.         Method of Computation. To determine each Fund’s accrual, if any, of the Adviser’s Recoupment Amount, each month the Fund Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Expenses of a Fund for any month are less than the lower of the Fund’s currently effective Maximum Annual Expense Limit or the Maximum Annual Expense Limit of such Fund that was in effect at the time of the fee waiver and/or expense reimbursement, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Expenses of that Fund to an amount no greater than any applicable Maximum Annual Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Recoupment Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

2.5.         Payment and Year-End Adjustment. A Recoupment Amount accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Expenses of a Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed any applicable Maximum Annual Expense Limit.

3.            Term and Termination of Agreement. The initial term of this Agreement with respect to each Fund is set forth in Schedule A. After the initial term, this Agreement shall continue in effect automatically with respect to a Fund for successive one-year periods, provided that the Agreement may be terminated without payment of any penalty with respect to a Fund:

(i)	by the Trust for any reason and at any time; and
(ii)	by the Adviser for any reason upon thirty days’ prior notice to the Trust, such termination to be effective upon the expiration of the then-current term.

The termination of this Agreement with respect to any one Fund will not cause its automatic termination with respect to any other Fund.

4.             Miscellaneous.

4.1.         Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.         Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the currently effective investment advisory agreement between the parties or the 1940 Act, shall have the same meaning as and be resolved by reference to such investment advisory agreement or the 1940 Act.

4.3.         Enforceability. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conf1ict with the applicable provisions of the 1940 Act, the latter shall control.

4.4.          Amendment. This Agreement may not be amended except by a writing signed by the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

EXCHANGE LISTED FUNDS TRUST,
on behalf of each series of the Trust set forth in Schedule A

/s/ J. Garrett Stevens
Name:	Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

/s/ J. Garrett Stevens
Name:	Garrett Stevens
Title:	Chief Executive Office

SCHEDULE A

May 10, 2022

EXPENSE LIMITATION AGREEMENT

EXCHANGE LISTED FUNDS TRUST

The following table comprises of the details of the Funds that have an existing Expense Limitation arrangement with the Exchange Listed Funds Trust.

FUND	AMOUNT	RECOUPMENT	ACQUIRED FUND FEES AND EXPENSES (“AFFE”) SUBJECT TO CAP	INCEPTION DATE	INITIAL TERMINATION DATE
Cabana Target Drawdown 5 ETF	0.69% cap	No	Included in Cap	September 1, 2021	August 31, 2022
Cabana Target Drawdown 7 ETF	0.69% cap	No	Included in Cap	September 1, 2021	August 31, 2022
Cabana Target Drawdown 10 ETF	0.69% cap	No	Included in Cap	September 1, 2021	August 31, 2022
Cabana Target Drawdown 13 ETF	0.69% cap	No	Included in Cap	September 1, 2021	August 31, 2022
Cabana Target Drawdown 16 ETF	0.69% cap	No	Included in Cap	September 1, 2021	August 31, 2022
Cabana Target Leading Sector Conservative ETF	0.69% cap	No	Included in Cap	September 1, 2022	August 31, 2023
Cabana Target Leading Sector Moderate ETF	0.69% cap	No	Included in Cap	September 1, 2022	August 31, 2023
Cabana Target Leading Sector Aggressive ETF	0.69% cap	No	Included in Cap	September 1, 2022	August 31, 2023
Asian Growth Cubs ETF	0.99% cap	No	Included in Cap	February 1, 2022	August 31, 2022

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